EXHIBIT 12.2


        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
               THREE MONTHS ENDED OCTOBER 31, 1996
                  (DOLLAR AMOUNTS IN THOUSANDS)




EARNINGS:

  Net income                       $19,076

  Interest expense                   5,861

  Other adjustments                    201
                                   -------
                                   $25,138
                                   =======

FIXED CHARGES:

  Interest expense                 $ 5,861

  Capitalized interest                 198

  Other adjustments                     81
                                   -------
                                   $ 6,140
                                   =======

RATIO OF EARNINGS TO FIXED CHARGES     4.1